Tetraphase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472

June 19, 2015

Christopher C. Watt

273 Nehoiden Street
Needham, MA 02492

Dear Chris:

On behalf of Tetraphase Pharmaceuticals, Inc. (the "Company"), I am very pleased to offer you employment with the Company.  The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.

1.Employment.  You will be employed to serve in the position of Vice President, Finance, reporting to David Lubner, Chief Financial Officer, Tetraphase Pharmaceuticals, Inc. Your start date will be July 15, 2015.  As Vice President, Finance you will have such duties and responsibilities as are customarily assigned to an employee with such title and such other duties and responsibilities as may be assigned to you by the Company.  You agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company's business and interests and to the performance of your duties and responsibilities as an employee of the Company.

2.Compensation.  Your base rate of compensation will be $265,000 on an annual basis, less all applicable federal, state and local taxes and withholdings, such base salary to be paid in installments in accordance with the Company’s standard payroll practices.  Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.Bonus.  If the Board of Directors approves an annual bonus for fiscal year 2015 or any fiscal year thereafter, you may be eligible for a discretionary award of up to 25% of your annualized base salary in such year.  The bonus award, if any, will be based on both individual and corporate performance and will be determined by the Board of Directors of the Company in its sole discretion.  In order to be eligible for a bonus, if any, you must complete three months of continuous service and be an active employee of the Company on the date such bonus is distributed. Any bonus payment for 2015 will be prorated.

4.Benefits.  You shall be eligible to participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs.  Such benefits may include: participation in group medical and dental insurance programs, term life insurance, long-term disability insurance and participation in the Company's 401(k) plan.  The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans may be changed by the Company at any time and from time to time without advance notice.  With respect to vacation time, you will accrue vacation at 1.67 days/month or the equivalent of 4 weeks per year.

5.Stock Incentive Program.  You will be eligible to participate in the Company's stock incentive program.  Upon commencement of your employment with the Company, the Company will grant to you a nonstatutory stock option to purchase 50,000 shares of the Company's Common Stock, which option is granted pursuant to the inducement grant exception under NASDAQ Rule 5635(c)[4] and not pursuant to the Company’s 2013 Stock Incentive Plan (the “Plan”) or any equity incentive plan of the Company.  The inducement grant shall have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on your start date and shall vest over four years, with 25% of the original number of shares on the first anniversary of your first day of employment and the balance vesting in equal quarterly installments thereafter, and shall be subject to such other terms as are customary for the Company’s options under the Plan. You will be eligible to receive a grant in 2016 as part of the annual equity review, which typically occurs in the first quarter of the fiscal/calendar year.  Any equity grant made as part of the 2016 review will not be subject to pro-ration.

6. At-Will Employment.  Your employment with the Company will be on an "at-will" basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice.  Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed by a written agreement signed by you and the principal executive officer of the Company, which expressly states the intention to modify the at-will nature of your employment.

(a) Termination Following Change in Control. If, upon or during the twelve month period commencing upon a Change in Control Event, your employment with the Company or the acquiring or succeeding company is terminated by the Company or the acquiring or succeeding company without Cause or, upon or during the twelve month period commencing upon the Change in Control Event, you terminate your employment with the Company or the acquiring or succeeding company for Good Reason (as defined in Exhibit A), to the extent applicable, you will receive as severance pay an amount equal to six (6) months of your then-current base salary (subject to all applicable federal, state and local taxes and withholdings and payable over a six month-month period in accordance with the Company’s regular payroll practices) and provided that you are eligible for and elect COBRA coverage, the Company will pay the amount of premiums it pays for active employees with similar coverage for you and your covered beneficiaries but not more each month than the monthly amount it was paying for your coverage when your employment ended until the earlier of six (6) months after your employment ends or the date you (or, as applicable, your beneficiaries) become eligible for coverage at a new employer, provided that if the Company’s paying such premiums violates nondiscrimination laws, the payments will cease.

(b) Conditions of Severance Benefits. Your receipt of severance pay and benefits as set forth in Section 6(a) is conditioned upon your execution of an agreement containing a comprehensive release of claims prepared by and satisfactory to the Company (the “Release”) and any applicable revocation period with respect to the Release expiring within 60 days (or such shorter period as the Company determines) following your termination date (such period, the “Release Period”), and is conditioned on your full compliance with the Non-Competition, Non-Solicitation and Non-Disclosure Agreement (the “Non-Competition Agreement”) described in Section 7 below. If the Release has been executed and any applicable revocation period has expired prior to the 60th day (or such shorter period) following your termination, then the severance payments and benefits shall commence (or in the case of any lump sum payment, be paid) on the first regular pay date after the applicable revocation period has expired (but no earlier than the 30th day following your termination date); provided, however, that if the 60th day following your termination occurs in the calendar year following the calendar year during which your termination occurs, then the severance payments shall commence (or in the case of any lump sum payment, be paid) no earlier than January 1 of such subsequent calendar year. The provision of severance pay and benefits hereunder shall be subject to the terms and conditions set forth in Section 11 hereto. In the event you breach your obligations under the Release or the Non-Competition Agreement, you will have no right to receive, and the Company shall not provide to you, any severance pay or benefits following the date of such breach; provided, however, that if any provision of such Non-Competition Agreement is adjudged by a court of competent jurisdiction to be unenforceable, you will have the right to receive full severance benefits hereunder irrespective of any such alleged breach of that provision. Such cessation of payments and benefits shall be in addition to, and not in lieu of, any and all other remedies, whether at law or in equity, available to the Company for such breach.

7.Non-Competition, Non-Solicitation and Non-Disclosure Agreement.  As a condition of your employment, you will be required to execute the Company's Non-Competition, Non-Solicitation and Non-Disclosure Agreement, a copy of which is enclosed with this letter.

8.Proof of Legal Right to Work.  For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.  You may need to obtain a work visa in order to be eligible to work in the United States.  If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

9.Company Policies and Procedures.  As an employee of the Company, you will be required to comply with all Company policies and procedures.  Violations of the Company's policies may lead to immediate termination of your employment.  Further, the Company's premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

10.Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.  Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company.  The resolution of any disputes under this letter will be governed by Massachusetts law.

11.Section 409A of the Code.

Subject to the provisions in this Section 11, any severance payments or benefits under this letter will begin only upon the date of your “separation from service” (determined as set forth below)

which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this letter.

(a) It is intended that each installment of the severance payments and benefits provided under this letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code.

(c) If, as of the date of your separation from service from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits provided under this letter shall be made on the dates and terms set forth in this letter.

(d) If, as of the date of your separation from service from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments and benefits due under this letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in this letter; and

(ii) Each installment of the severance payments and benefits due under this letter that is not described in Section 11(d)(i) and that would, absent this subsection, be paid within the six-month period following your separation from service from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments or benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(e) All reimbursements and in-kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that

(i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in your offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f) Notwithstanding anything herein to the contrary, the Company makes no representation or warranty and shall have no liability to you or to any other person if the payments and benefits provided in this letter are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

If this letter correctly sets forth the initial terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to my attention at Tetraphase.  This offer is effective through June 23, 2015.  This offer is contingent on satisfactory reference checks.

On behalf of Tetraphase Pharmaceuticals, Inc.

Paul Fanning

SVP, Human Resources

The foregoing correctly sets forth the terms of my at-will employment by the Company.

/s/ Christopher C. Watt Christopher C. Watt	Date: June 20, 2015

EXHIBIT A

Definitions

For the purposes of this Offer Letter:

(1)  “Cause” shall mean (a) a good faith finding by the Board of Directors of the Company that (i) you have failed to substantially perform your assigned duties for the Company, which failure is not cured within 20 days following written notice from the Company to you specifying the duties not performed, (ii) you have engaged in dishonesty, gross negligence or misconduct or (iii) you have breached any employment agreement, confidentiality agreement, non-disclosure agreement or other agreement entered into between you and the Company or (b) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

(2)  “Change in Control Event” shall mean

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control Event: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination: provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(3)  “Good Reason” shall occur if a Cause event has not occurred or has not been cured, to the extent curable, and if (x) you provide written notice to the Company of the event or change you consider to constitute “Good Reason” within 30 calendar days following its occurrence, (y) you provide the Company with a period of at least 30 calendar days to cure the event or change, and (z) the “Good Reason” persists following the cure period, and you actually resign within 60 calendar days following the event or change. An event or change constituting “Good Reason” shall be limited to any of the following that occur without your prior written consent: (a) a material diminution of your duties, authority or responsibilities, provided, however, that the assignment of different duties to you by the Company involving a reasonably comparable level of responsibility shall not, by itself, constitute “Good Reason,” and provided, further, that a change in your duties, authority or responsibilities solely as a result of the Company’s acquisition by or merger with another entity, if you continue to have a comparatively senior role relative to the Company or its successor following such event, shall not, by itself, constitute “Good Reason”; (b) a material diminution in your base compensation, or (c) a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report”.